Exhibit 99.1

March 3, 2022

Ranger Announces Executive Promotion

Julia Gwaltney Named SVP, COO

HOUSTON, March 03, 2022 (GLOBE NEWSWIRE) — Ranger Oil Corporation (“Ranger” or the “Company”) (NASDAQ: ROCC) announced today the promotion of Julia Gwaltney to the role of Senior Vice President and Chief Operating Officer (“COO”) effective immediately. Ms. Gwaltney joined the Company in January 2021 as Senior Vice President of Development.

Darrin Henke, President and Chief Executive Officer commented, “I have had the pleasure of working with Julia for over 20 years, and her experience and technical expertise are unsurpassed. Her leadership skills were pivotal as we executed a number of strategic initiatives over the past year - significantly increasing Ranger’s operating footprint, drilling inventory and financial position. I look forward to Julia’s continued success in her new position as Chief Operating Officer, leveraging her knowledge and guidance as we capitalize on additional opportunities to further enhance Ranger’s market and financial position for the benefit of our shareholders.”

About Ranger Oil Corporation

Ranger Oil is a pure-play independent oil and gas company engaged in the development and production of oil, NGLs, and natural gas, with operations in the Eagle Ford shale in South Texas. For more information, please visit our website at www.Rangeroil.com.

Contact

Clay Jeansonne

Investor Relations

Ph: (713) 722-6540

E-Mail: invest@rangeroil.com

Source: Ranger Oil Corporation